Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Omeros Corporation 2017 Omnibus Incentive Compensation Plan of our reports dated March 13, 2023, with respect to the consolidated financial statements of Omeros Corporation, and the effectiveness of internal control over financial reporting of Omeros Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

August 9, 2023